Casey's General Stores (Q2 FY 2019 Earnings) December 11, 2018

Corporate Speakers:

•	Bill Walljasper; Casey's General Stores, Inc.; SVP & CFO

•	Terry Handley; Casey's General Stores, Inc.; President, CEO & Director

Participants:

•	Christopher Mandeville; Jefferies LLC; Analyst

•	David Lantz; BMO Capital Markets Corp; Analyst

•	Karen Short; Barclays Bank PLC; Analyst

•	Bonnie Herzog; Wells Fargo Securities, LLC; Analyst

•	Paul Trussell; Deutsche Bank AG; Analyst

•	Ben Bienvenu; Stephens Inc.; Analyst

•	Damian Witkowski; G. Research, LLC; Analyst

•	Irene Nattel; RBC Capital Markets, LLC; Analyst

•	Chuck Cerankosky; Northcoast Research Partners, LLC; Analyst

•	Anthony Lebiedzinski; Sidoti & Company, LLC; Analyst

•	Ben Brownlow; Raymond James & Associates, Inc.; Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to Casey's General Stores Second Quarter Fiscal Year 2019 Earnings Conference Call. (Operator Instructions)

I will now like to turn the conference over to Bill Walljasper, Chief Financial Officer. You may begin.

Bill Walljasper: Good morning, and thank you for joining us to discuss Casey's results for the quarter ended October 31st. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value creation plan or to realize benefits from that value creation plan as well as other risks, uncertainties and factors, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our website.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

This morning, Terry will first take a few minutes to summarize the results of the second quarter and then provide an update on the progress with our value creation plan. We will then open for questions about our results.

I'd now like to turn the call over to Terry.

Terry Handley: Thank you, Bill, and good morning, everyone. As most of you have seen in the press release, diluted earnings per share for the [first] quarter were up over 40% to $1.80 compared to $1.28 a year ago. The results were primarily driven by increased control on operating expenses, margin gains, both at the pump and inside the store as well as operating 94 additional stores from the second quarter last year.

We are on schedule with the execution of our value creation plan and very pleased with the continued progress, as I will share later in this commentary. I would now like to summarize our results and some of the details in each of these categories.

In the fuel category, we continued to build out our retail fuels team in preparation for the launch of the formal price optimization program, following the conclusion of the current 100-store pilot already underway. The fuels team is working closely with store operations to assume a proactive and balanced approach to our retail fuel pricing strategy. We achieved an average margin of $0.20 per gallon for the quarter and drove a 7.2% increase in gross profit dollars from the fuel category.

Same-store gallons sold in the quarter were down 1.1% due to our optimization efforts in the category as well as softer demand. The average retail price of fuel during the quarter was up $0.40 to $2.73 per gallon from the previous year.

We believe the higher retail price environment during the quarter and over the past six months is contributing to the downward trend of vehicle miles traveled during the period. Vehicle miles traveled were down approximately .06 of 1% in September, with preliminary estimates for October being down over 1%. Despite that decline in same-store gallons, total gallons sold for the quarter were up 5.7% to nearly $594 million, primarily due to a strong contribution from recent new stores, acquisitions and replacements. Same-store gallons sold year-to-date were down .03 of 1%, with an average margin of 20.3 cents per gallon, resulting in an increase in fuel gross profit dollars over 10% to $242.1 million.

As noted in the press release, we have lowered our guidance for same-store gallons sold due to our continued efforts to optimize gross profit dollars and potentially softer demand through the back half of the fiscal year.

We still expect the launch of the fleet card to have the sale of impact as we anticipated when we started the program. At the same time, we also increased our fuel margin guidance due to the efforts we discussed previously. As a result, we have increased our internal expectations for gross profit dollars in the back half of the year in the fuel category. Same-store gallons sold in November are within the current annual range. The average fuel margin in November is trending significantly above our current annual range.

In the grocery and other merchandise category, total sales were up nearly 8.1% to $618.3 million in the second quarter. Same-store sales were up 2.7% during the same period with an average margin of 32.4%, up 40 basis points from a year ago in the same period.

The margin increase was due partly to a product mix shift towards higher-margin items across the grocery and other merchandise category as well as promotion optimization.

As a result of the favorable product mix, increased sales and promotion optimization, the gross profit dollars for the quarter in the category were up 9.3% to $200.2 million. Same-store sales in November are trending within our current annual guidance.

In the prepared food and fountain category, total sales were up 8% to over $283 million for the second quarter. Same-store sales were up 2.2%. The average margin for the quarter was 62.4%, up 110 basis points from the second quarter of last year, primarily due to strategic price increases, product mix shift and favorable commodity prices.

As a result of the increased sales and margin expansion in the quarter, prepared food gross profit dollars were up over 10% to $176.7 million. Same-store sales thus far in the quarter are trending at the lower end of our current annual guidance.

We are encouraged by the results from continued efforts to control operating expenses. For the quarter, total operating expenses increased 6.6% to $344.2 million. The increase in operating expense is mainly driven by operating 94 more stores this quarter compared to a year ago.

Same-store operating expenses, excluding credit card fees, were down .01 of 1%. These results were driven by a decrease of 4.4% in same-store labor hours. We will continue to emphasize opportunities for process improvement to better manage operating expenses.

I would now like to turn the call over to Bill to discuss the financial statement.

Bill Walljasper: Thanks, Jerry. On the income statement, total revenue in the quarter was up 17.8% to $2.5 billion, primarily due to rising retail fuel prices and an increase in the number of stores in operation this quarter compared to the same period a year ago. Depreciation in the quarter was up 13.3%, primarily due to capital expenditures for growth over the past 12 months. The effective tax rate for the quarter was 26.5%, down from a year ago due to federal tax reform. We continue to expect our effective tax rate for fiscal 2019 to be between 24% and 25%.

Our balance sheet continues to be strong. At October 31st, cash and cash equivalents were $51.9 million. Long-term debt, net of current maturities, was $1.3 billion. Our trailing 12-month debt-to-EBITDA ratio dropped to 2.5 times, as the recent new store openings and previously mentioned operational improvements at our existing stores contribute to growth in EBITDA.

At the six-month mark, we generated $304.3 million in cash flow from operations, with capital expenditures at $201 million compared to $271.6 million a year ago in the same period. Adjusted EBITDA grew nearly 15% in the quarter and is up 9.4% year-to-date. We expect capital expenditures to increase in subsequent quarters as new store construction continues. Our capital expenditure estimate remains at $466 million for fiscal 2019.

I would now like to turn the call back over to Terry to update you on our unit growth and the progress with our value creation plan.

Terry Handley: Thank you, Bill. Our store growth target this fiscal year is to build 60 stores and acquire at least 20 additional stores. At the six-month mark, we had opened 25 new stores, acquired three stores and have 23 additional stores under agreement to purchase. Currently, we have 36 stores under construction with an additional 95 sites in our land bank. We are on track to achieve our unit growth target and believe we are positioned well for future growth.

I would now like to provide an update regarding the value creation plan. As a reminder, the multiyear long-term plan is comprised of several key programs and value drivers, including a new fleet card program; retail price optimization; and digital engagement transformation, as well as continued focus on controlling operating expenses and capital allocation. We are confident these key areas of focus will drive accelerated growth and profitability and deliver increased returns for shareholders.

We have completed several key milestones over the course of the last quarter. I will begin with the new fleet card program. We launched the new program in late October. Although still early in the process, the preliminary results show that we are on target with over 300 new accounts and 3,000 cardholders. We expect to begin to see the benefits from this program in Q3 of fiscal 2019.

In addition to the fleet card program, we are busy executing on our fuel product optimization plan. Year-to-date, we have converted 592 stores to biodiesel and 144 stores to premium or diesel. By the end of Q3, we plan to add premium or diesel to 172 additional stores. Diesel, biodiesel and premium fuel all carry a higher margin than other fuel products. We believe these will have a positive impact to our overall fuel margin going forward.

Price optimization is another key program in our value creation plan. This will allow us to leverage the sales data generated by our broad network of stores combined with market data to make centralized, rules-based decisions at the pump and in the store, which we anticipate will improve sales and margins across all categories throughout our network.

We currently have an ongoing price optimization pilot in the fuel category utilizing PriceAdvantage. Upon completion, we will begin a phased rollout of this program to all stores with the completion scheduled by the end of this fiscal year.

Dunnhumby is the platform we will utilize for price optimization inside the store. We have recently hired a retail pricing and analytics manager and will continue to build out that team. In Q3, we will begin a test-and-learn phase to help identify and finalize the categories that will be used for the pilot, which is currently scheduled to begin in the fourth quarter. The broader rollout of price optimization inside the store will most likely occur in Q1 of next fiscal year, however the timing will depend on the outcome of the pilot.

This program represents a fundamental shift in our marketing process for both fuel and in-store purchases, supported by an increased visibility into our pricing and promotion strategy. We are confident in these programs and the benefit it will bring to the Company.

We continue to progress with our digital engagement program and have reached several key milestones over this last quarter. Since our last call, we have hired a Vice President of Digital Customer Experience, we have hired a Director of Digital Marketing, and we have gone live with our Salesforce marketing cloud, enabling us to increase our addressable customer base over 400% to 2.2 million.

We have already begun an automated marketing campaign to customers. And during the next two quarters, we will also pilot and roll out a new digital ordering platform. In the first quarter of next fiscal year, we plan to launch our new mobile app, which is planned to coincide with the pilot and subsequent rollout of the Casey's loyalty program.

Upon integration of the digital engagement program, include a new e-commerce platform, we intend to create a seamless customer experience both online and in-store that enhances our digital capabilities and facilitates personalized marketing and rewards. This will involve an enhanced website, a redesigned mobile app, a loyalty program, in-store technology and enhanced enterprise infrastructure. This digital platform will allow us to gain a better understanding of our consumers and better serve them by providing value and target-effective promotions that will drive additional customer visits.

In anticipation of the increased sales volume generated by the value creation plan and new store growth, we undertook a process of evaluating our distribution system to identify long-term optimization opportunities with a focus on costs and efficiency. We have completed this comprehensive review of distribution alternatives in this past quarter. We believe our business model of serving small rural communities and suburbs is a strategic advantage. This evaluation enabled us to confirm our self-distribution model to better serve those locations. Our role as both wholesaler and distributor has a financial advantage that cannot be replicated with the move to a third-party distributor. We remain confident that self distribution as our core supply chain strategy creates the optimal level of efficiency to increase shareholder value.

Another element of our value creation plan is a disciplined approach to capital allocation and increasing shareholder value through dividends and share repurchases. Our capital allocation strategy will continue to prioritize investments with attractive return profiles, including our value creation programs as well as disciplined store growth through new store construction and strategic acquisition opportunities.

In closing, we continue to take transformational steps to enhance store performance and deliver long-term profitable growth. We will continue to review and add skill sets to successfully execute on our strategy to drive significant long-term shareholder value.

We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Christopher Mandeville, Jefferies.

Christopher Mandeville: Bill, just starting on the OpEx growth for the quarter, [itself], 6.6%, really impressive results. I wonder if you could just dig into that a little bit further. I appreciate the decline of 4.4% on a same-store sales basis for labor hours, but was there anything to the total number that would be classified as may be a one-off or simply related to timing?

And then, I suppose, since you didn't necessarily adjust your full year guidance of 8.5% to 10.5% for OpEx growth, can you help us think about the back half of the year? And any reason to believe or to think that OpEx growth will actually accelerate meaningfully beyond just the simple addition of new units?

Bill Walljasper: You're exactly right, 6.6 for the quarter is really combined, the majority of the real roughly about 4.5% to 5% of it has to do with new stores units coming online. The remaining part of that has to do with the same store. And the driver of that reduction was that 4.4% reduction in store labor hours.

Now keep in mind, part of that also, Chris, was the changes that we undertook back in the fourth quarter with respect to 24-hour reductions and pizza delivery reductions. So if you actually exclude those out at 4.4% same-store hours excluding those 24-hour pizza delivery, we're at about 2.8%. So to answer the second part of your question there, so we'll be cycling over that in the fourth quarter. And so that benefit that we're seeing on the operating expense side because of that, again, we'll cycle over in Q4. So we do anticipate coming up from the 6.6% in relation to that.

Outside of any onetime events, there are really no other onetime events that ran through there. Insurance within operating expenses for the quarter were, I would say, normalized. You might recall, we called that are out in Q1 as somewhat of an anomaly. So that was back to a more normalized basis. Again, that can ebb and flow. That's a little bit harder to predict as we move forward. But that's some highlights for operating expenses.

Christopher Mandeville: And, follow up to that would be just where credit card fees fell out in the quarter?

Bill Walljasper: Yes, credit card fees from a dollar perspective were $37.3 million. They were up about mid-teens from a percentage. The actually moderated towards the back half of this particular quarter as retail fuel price started pulling back, roughly about mid-October. So that could be a factor. Yes, if retail fuel price continues to moderate, certainly, we will see some benefit in the moderation of that particular line item in the operating expense.

Christopher Mandeville: Thinking about the in-store dynamics here, year-to-date, both in grocery and in the prep food margins, you're at the high end or above your actual guidance range. And with where cheese prices are standing today, it looks like about $1.65 per pound, how should we be thinking about the back half of the year and your ability to lock-in more favorable pricing? Anything that we should be mindful of in terms of anniversaries in-store as well?

Bill Walljasper: Terry called out some commodity prices. Right now as you know, we're locked in on our cheese through the end of this month. Cheese pricing in the market right now is favorable. We're currently looking at opportunities to extend locks of our cheese. Have nothing to report at this point, but we'll continue to monitor that.

The other commodity prices are more favorable, more secondary in nature, but definitely were a contributor to the margin side of that. I will say, there is seasonality inside the store from our margins. So if you look back at Q3 and Q4, we typically had a lower margin in grocery and general merchandise and prepared foods because of that factor, which is one of the reasons why we didn't pull down the margin guidance in those two respective categories.

Christopher Mandeville: With respect to fuel margins and how robust they were in the quarter and how they've even strengthened quarter-to-date. Have you seen anything in terms of, within-the-market competition becoming a little bit more aggressive on discounts of, say, $0.05 to $0.10 off type of promotion to drive traffic? Or has everyone largely been pretty rational?

Bill Walljasper: I would say, the latter is probably correct there, Chris. It's a little more of a rational pricing environment. There continues to be pressure in the industry in typically get the fuel areas, where some of the small operators or other operators in general will offset the pressure. So we haven't seen any marked change in a response to some of the actions that we're taking at this point. But that's something we're going to continue to monitor going forward. And as Terry did mention, certainly, in November, the fuel margin certainly is, I would say, substantially above our current guidance.

Operator: Kelly Bania, BMO Capital Markets.

David Lantz: This is David Lanz on for Kelly Bania. So with another quarter of really solid fuel margins, I was wondering if you guys could give a little bit more color on some of the trade-off between fuel margins and gallon comps? And maybe if you could explain a little bit on some of the fuel margin initiatives you've talked about in the past in how they play into that relationship?

Bill Walljasper: I think this is a dynamic that sometimes get lost when we look at the fuel category. And so as you know, from the press release, we did reduce our same-store gallon guidance, but we did increase our margin guidance. And so I think what you're asking is this, for us to gain $0.01 in full margin, we actually could give up roughly 4% to 5% in same-store fuel volume to breakeven. So right now, we're undergoing through this pilot program that Terry mentioned trying to find that optimal balance.

One thing I would point out is even though we've had a little bit softer same-store gallon movement here in this quarter, and really quite honestly, in Q1 relative to maybe some previous quarters back in fiscal '18, inside same-store traffic continues to be roughly the same. So we are monitoring that, and we certainly don't want any degradation inside of our stores. And certainly, we haven't seen any significant pullback in same-store movement in that regard. So that's what we're trying to achieve in the fuel category.

David Lantz: On the conversion of stores to biodiesel, I think you said 592 so far and 144 to premium or diesel, with another 172 to come this quarter. Could you help us think about quantifying that benefit to margins? And how some of the stores are like specifically performing versus the stores that have not been converted?

Bill Walljasper: Well, I may not be able to give you the specific information on a store-by-store basis, but coming into the fiscal year, this product optimization initiative, with respect to the comments that Terry mentioned, we anticipate the result of those in fiscal '19 driving roughly about 20 basis points of margin improvement.

Operator: Karen Short, Barclays.

Karen Short: What is your inside traffic today running at?

Bill Walljasper: Inside traffic is flat to slightly down. Just to clarify that, Karen, that excludes commission sales and excludes fuel sales. Overall same-store customer traffic is slightly up.

Karen Short: I wanted to focus a little bit on fuel for a second. So any early read on the fleet card? You obviously gave us new accounts and cardholders, but any color on lift to the in-store comp with these users? And then on fuel, any read on the potential benefit to gas margins from the rollout of bio diesel and premium?

Bill Walljasper: Yes. So the for part of that, we started the launch of the new fleet card program roughly October 20th. So obviously, the benefits would not be in the second quarter this fiscal year. As Terry mentioned, we should start seeing some of those benefits rolling into Q3 and beyond. Coming into the fleet card program over a 12-month period, so basically, Q3 to Q3 of next year, we plan on that program lifting gallons roughly about 200 basis points.

Now keep in mind that if the underlying macro demand continues to be softer, that will be a harder one to see. It's worth to call that out as we move forward. I would tell you, and just to reiterate to Terry's comments, those 300-plus accounts that we have signed up and over 3,000 cardholders are certainly on track to what we expect to achieve that number I just mentioned.

Karen Short: But what about the in-store lift is actually what I'm asking about? Because obviously, I think, you've given some metrics that typically that would result 2% to 3% in-store lift with competitors that don't offer prepared food, was I think the metric?

Bill Walljasper: There's nothing right now that would give us a pause that we're not going to see an inside lift as we get more traction in that program. But right now, only being in the program roughly a month, we can't really call out anything at this point. A little too early. But I would say this, Karen, expect us to have more commentary on that at the next conference call.

Karen Short: Looking at fuel overall, maybe you're getting more metrics in terms of the customer that is coming to your store exclusively for in-store purchase versus the fuel, but the concern would be is it that you're managing fuel margins more than managing fuel comp. And in the past, you've relied pretty heavily on the conversion from the pump into the store. So my question is that, that seems to be less of a concern for you today than it has been in the past. So maybe can you give a little context on that? And then, bigger picture, can you really make the rest of your goals in terms of general merchandise comps and prepared food comps if you don't achieve your 4% fuel comp goal for 2021?

Bill Walljasper: I think coming into the guidance that we gave for the value creation plan was one of those items that we weren't quite sure what product optimization would bring, whether that would bring more same-store movement or whether it would bring more margin enhancement. And so as we get further along in the piloting of both the fuel price optimization and optimization inside, we began to really realize that there's probably more opportunity on the margin side to drive gross profit dollars.

So right now the key for us is to have the balance of managing the gross profit dollars within the fuel category not to [degregate] inside the store. And so that's what we're looking to over the next several quarters to find that right balance. The two will play off each other quite nicely, in our opinion.

Operator: Bonnie Herzog, Wells Fargo.

Bonnie Herzog: I had a question also on your lower fuel gallons in the quarter and the outlook. First, I think you mentioned much of the softness was due to your fuel optimization as well as some weak consumer demand. So just wanted to see if I could hear from you guys, what had the bigger impact on the lower fuel gallons? And then you mentioned you still expect your new fleet card program to have the same impact as the [four]. So I guess I'm just trying to understand how you reconcile this with maybe what you're seeing in terms of the lower consumer demand?

Bill Walljasper: I'll try to pull all that together, Bonnie, and probably even a follow-up to Karen's earlier question. So when you look at the same-store gallon movement downward, one of the things that I do want to reiterate is the move that we made back in Q4 with the reduction of 24-hour stores [and] pizza delivery stores. And so when I fast-forward and look at the 1.1% decline in same-store gallons in Q2, roughly half of that has to do with the 24-hour reduction.

And so the remaining piece of that is split relatively equally between the two dynamics you mentioned, both the price optimization and the softer demand. And taking that even a step further to your question and Karen's question on same-store sales cadence moving forward, roughly about 1.5% of the downward movement in grocery and other merchandise comp and prepared food comp has to do with those 24-hour pizza delivery movements that we made roughly almost six months ago.

So the reason I bring that up is, so we get into Q4, we're going to cycle over that. And so, obviously, we're getting a benefit in operating expenses now for that. You will see a flip in operating expenses as well as the flip in the back half of the year with that rollover.

Bonnie Herzog: Curious to hear from you, have you seen any change in traffic consumer trends as gas prices have been coming down, recently?

Bill Walljasper: It's pretty early. That change, as you know, just happened in the latter part of October [and into] November. I would say, gallons per transaction, we're definitely seeing an upward movement towards the back half of November here. And so we'll continue to monitor that. So there definitely could be an upside potential with respect to same-store gallons as we head into the back half of the year.

Bonnie Herzog: On some recent regulations by our FDA on restricting [e-cig] flavors. I’d be curious to hear from you guys how you see this potentially impacting traffic and/or [basket] size in your stores as that gets implemented?

Bill Walljasper: I think you're referring to [Juul’s] product and then also some potential commentary around menthol. But [Juul], I think, is the main question you're asking. So [Juul] has certainly been a category in our other tobacco product line that has gained quite a bit of traction over this fiscal year. I would say, overall, it's not a material amount when you roll that out with respect to an annual number. However it certainly is a piece of some of the gains that we've seen in the comp side of that. So as we move into this end of this year, we will update our guidance to reflect that. And we have updated some of the guidance with respect to some of the flavor profiles in Juul in the back of with our expectations.

On the menthol side, that's one of those things that I think right now is not going to impact us in fiscal '19. As we look at our fiscal '20 operating plan, we'll incorporate any change that, that particular product might have in the next fiscal year. But that particular one may take quite a while, if at all, coming to fruition.

Bonnie Herzog: Maybe drill down in some of your key merchandising categories? You did call out that both packaged beverages and I believe tobacco performed quite well for you in the quarter. Any other color, specifically on what really performed well?

Bill Walljasper: Yes. On the packaged beverages side, when we look at energy drinks, (inaudible) and tea, all of these were up on a same-store sales basis, mid to high single digits in the quarter. Those two carry a significantly higher margin than category as a whole, which is to that commentary that Terry mentioned about product mix shift in margin, that's part of that. Juul would also be part of that product mix shift as well.

Just as commentary, excluding cigarettes, if you look at same-store sales, excluding cigarettes, we would have been up about 4.5% in the second quarter.

Operator: Paul Trussell, Deutsche Bank.

Paul Trussell: I wanted to circle up on some of the comments you made, I think, in grocery around more favorable margins with product mix and promotion optimization helping you guys out. And also if you could touch on what you've seen from some of the strategic price increases you made earlier in the year in prepared foods and other areas?

Bill Walljasper: Yes, on the grocery and general merchandise, the product mix shift we’re talking about really comes from two areas. One would be some of the product that we just mentioned, in the packaged beverage area, the sports drinks, energy drinks and the tea, certainly have seen a strong movement in those areas over the last quarter. Also the product called Juul in the other tobacco area of our business, certainly has gained some popularity over this last six months as well as the last three months. And so certainly, those two combined are probably the primary reasons that we talked about in the product mix shift.

On the promotion optimization, these are things that were done ahead of the formal price optimization with dunnhumby inside the store for grocery and general merchandise. These are things that just looking at some of our promotional activity like the buy two get one free type promotions and seeing whether or not these really are driving any type of gross profit dollar movement. And so we're doing a little bit better job of managing those. And because of that, we are seeing less margin degradation from prior periods.

As far as the strategic price increases, those are specifically to the prepared food category. We've taken two of those in this fiscal year, one we took in May. And the main piece was on pizza slices. That was the main one there. And then the one that we took in July was on doughnuts. We actually increased the size of our doughnuts, at the same time, we elevated the price to have a value proposition to our consumer. And so right now we haven't seen any type of elasticity with those price increases, but we'll continue to monitor that.

Paul Trussell: And you obviously are rolling out the redesigned app and will roll out the loyalty program. Just curious if you can get a little bit more color on the loyalty program and what your expectations are once it’s fully rolled out?

Bill Walljasper: Well, the digital transformation is certainly a key area for us when it comes to value creation plan and the future lifts in revenue, as you look into the back half of fiscal '20 and then in the fiscal '21. And so from a loyalty program, Paul, I'll take a step back, probably five, six years of roughly thereabouts, when we rolled out the fuel saver program in partnership with a local grocery store chain. We saw how that type of loyalty program resonated with our consumers, and felt like we could have a similar type of loyalty program inside the store in other products.

We currently do not have a loyalty program, and we feel very excited about the opportunities that that will bring. And I would say, one of the unique areas that I think we have to offer from a loyalty program relative to some of our peers are the fact that we really have three main areas to play off of, we have the fuel category to play off of, we have grocery and general merchandise items and we have a prepared food offering, which is a little bit different when it comes to maybe a fast food chain or a fast casual chain that just relies on one dynamic, that being their food program.

So we're excited about that. We want to make sure we get it right. And that's why we're taking time in the pilot in the back of this year to be prepared for fiscal rollout in Q1.

Operator: Ben Bienvenu, Stephens.

Ben Bienvenu: I wanted to ask a follow-up question about cheese costs. So in the event that you are successful in locking cheese at a more advantageous price, would your inclination be to let that margin benefit flow through or put some of those margin dollars into promotion to drive comp? Maybe some color there on how you think tactically about deploying that margin benefit?

Bill Walljasper: Certainly, it's a favorable cheese environment right now, even if we did not lock in and just went on a spot market is favorable for us. More likely than not, I would say this, traditionally we have let that flow through the margin. Now we do have a new Chief Marketing Officer and he may want to utilize some of that for his promotion activity in the back half.

If we do that, certainty, we'll let everybody know that's the direction that we're heading. But as of right now, at least in this past quarter, we have not us any increased promotional activity from a competitive landscape. It's still competitive, like there's not been a dramatic change. So my hunch is , we will let that pass through the margin.

Ben Bienvenu: And then another follow-up on bio diesel and premium. You gave us the number of stores that you've added those offerings to. What's the total opportunity across the store chain? And then just broadly, what are the counts in entirety across the store chain?

Bill Walljasper: So once we get through the third quarter with the numbers that Terry mentioned, right now on the biodiesel is really only for Iowa and Illinois. So we're pretty much where we're at that. We'll add a few stores periodically, but I don't think it will be meaningful going forward.

With respect to the premium or diesel conversions, once we get through Q3, I think we'll be at a good position. And then from that point on, it will just be kind of on an as-needed basis as we get information from the field to make those decisions to pivot to a different product. Now new stores going forward will have those products. But I think we'll be in a good spot to stabilize that at the end of the third quarter.

Ben Bienvenu: And then with respect to EMV, what dollar amount of your CapEx have you earmarked for that spend and upgrade? And then over what time frame do you expect to implement EMV at the pump (inaudible)?

Bill Walljasper: So EMV, I think will, that’s October of '20, if I remember correctly, is when that switch flips. And really it's not a mandate, as you know, Ben, it's just a liability assumption shifts. And so most of the EMV CapEx will be in fiscal '20 and beyond. Right now we're trying to make the determination whether or not all of our stores need to have that at the pump or whether we just select ones that we feel are probably more appropriate given the risk profile.

Operator: Damian Witkowski, G. Research.

Damian Witkowski: Can you remind me, e-cigarettes as Juul, or whatever other brand, how big of a part of your inside store sales or cigarettes or tobacco sales overall is it these days?

Bill Walljasper: Are you specifically asking about the Juul product?

Damian Witkowski: No, just e-cigarettes products. I mean, how big overall of a percentage of your (inaudible) is it?

Bill Walljasper: Yes. It would be a low single digit contributor to the overall category. So that's why [it] came back. It's not a very low amount of this point, but gaining traction.

Damian Witkowski: And then dunnhumby, how long have you been working with them?

Bill Walljasper: We just came under agreement with dunnhumby within its last six-month period. And so it's relatively new and so we're excited about that. They're one of the leaders in this particular area. So we're excited to partner with them and move forward with the testing and price optimization inside the store in the back half of the year.

Damian Witkowski: Is there any exclusivity in the convenience store channel that comes along with that?

Bill Walljasper: Well, I'm not sure about exclusivity. Obviously, we've signed agreements, so we're partnered with them for this particular piece of the value creation plan.

Damian Witkowski: On the fuel optimization, what do you think the response will be from your competition? You can draw up a scenario where it could be a positive thing, where they're looking to you as the market leader to do their own pricing. As your pricing moves up in certain markets, do you think that they'll try to move their price along with you or do think that they’ll lower it and try to [steal] share?

Bill Walljasper: I would say, for the most part, at some point in time, they'll make the adjustment upward. But keep in mind, the price optimization in the fuel category is sometimes moving price up, sometimes it's moving it down. And so the dynamic of how they'll react maybe a little different in a market-to-market area. But I would venture to guess that some point, they'll make that move upward. I would say, one of the advantages from a strategic perspective that we would have over some of the smaller operators, and keep in mind, about 2/3 of the operators of C-stores in our market area are operators of 10 stores or less, they would not have the sophistication of PriceAdvantage from an optimization standpoint. And that's where I think we have an advantage moving forward.

Operator: Irene Nattel, RBC Capital Markets.

Irene Nattel: Looking at the performance, obviously, challenges from a macro perspective with [farm] income. Any differential in performance or what you're seeing in your more established market versus some of the newer markets that you're going into?

Bill Walljasper: I would say, one of the callouts that I would bring is this, some of the newer markets that we are seeing, you probably noticed that the overall total volumes across the categories were certainly strong relative to the same stores that we reported. That's a function of the newer stores that are primary in the outer rim of our territory, if you will, have been performing from an economic perspective ahead of our expectations. That leads us to believe that our brand recognition is becoming stronger and stronger as we continue to penetrate some of those outer territories. And so that was very encouraging for us.

Irene Nattel: And what kind of conversion are you seeing from [forecourt] to backcourt in some of those newer markets?

Bill Walljasper: It's a little bit hard for us to tell at this point and probably don't have a concrete, Irene, until we get the digital transformation up and running. And the reason I say that is, it's really challenging for us to identify a customer that clears a transaction at the pump with their credit card and then comes in and pays cash for an item. Right now we can connect those. But with the continued traction and roll out of the fleet card program and the rollout of the loyalty and digital program, we'll be in a much better position to answer that moving forward and play upon that particular dynamic.

Irene Nattel: And, coming back to dunnhumby, one of the things dunnhumby does really, really well is around basket analytics and really classifying customers and enabling you to target more effectively, both within the context of the specific loyalty program but also without. Are you going to be doing all of that kind of work with dunnhumby as well?

Bill Walljasper: Absolutely. Yes, absolutely. At the end of the day, that's the information that we're looking to gain, so we can take the targeted marketing to customers to a new level and be able to really play upon customers' preferences and demands to drive incremental traffic.

Irene Nattel: Within the other tobacco product category, excluding e-cigarettes, what are you seeing on the smokeless side?

Bill Walljasper: I don't have a specific number right now. But certainly, it is gaining traction well above cigarettes as a whole. And so when you look at the other tobacco category, which is obviously the e-cigarette, your cigars as well as some of the other, like [shoe] for instance, all three of those are performing very well.

Operator: Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky: When you're using the gas price optimization program right now, in the stage, how sensitive or good are the controls? For instance, were you aiming for, say, a 0.5% decrease in comp gallons and got 1.1 in better margin or is it more sensitive to that? Can you give an idea of what you're able to aim for at this point?

Bill Walljasper: So that's part of that 100-store pilot that Terry addressed in the commentary. So that pilot is enabling us to get that very [varied] sensitivity. I can tell you right now, some of the things that we are seeing preliminarily from the result is, every quarter we’re going to have ups and downs with respect to margin. And so as we make more price adjustments, this last quarter relative to Q2 of last year, for instance, we are mitigating the valleys or the downward movements of the margin. And so we see that very clearly as we look at the pilot. But, to get to that the dynamics that you're talking about, that will be over the course of this particular program to identify what the targets for each particular store.

Chuck Cerankosky: So are you extending this effort beyond the pilot stores so that you're trying to glean some relationships from it in 100 stores, but at this point, apply some of it to the remaining fleet?

Bill Walljasper: Yes, the short answer is yes. So the 100-store pilot, we're certainly going to identify outliers there. We have that pilot in a number of different areas, or regionality's around our network to try to identify where the different opportunities might be to help us target that moving forward. So we'll continue to refine that over the next, probably, two or three months. And then as we talked about, start that rollout towards the back half of fiscal year.

Chuck Cerankosky: And I would conclude, if the same thing you have your eye on how it's affecting in-store traffic?

Bill Walljasper: Yes. Absolutely. That's a sensitivity for us. So busy, we don't have a degradation of volume inside the store. And so you probably have noticed, Chuck, if you go back and look at Q3, Q4 of last fiscal year, we had relatively robust same-store gallon movement. And you fast-forward to last two quarters, where we are actually a little bit softer than and you looked at the inside sales movement, and it's been pretty comparable. So we're not seeing necessarily anything that would give us pause at this point.

Operator: (Operator: Instructions) Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski: So as far as prepared foods, I just wanted to ask if you are planning to do any additional price increases?

Bill Walljasper: Currently, we don't have any plan for the back half of the year. I think that decision will probably come about, if we see opportunities, but right now, there's nothing planned.

Anthony Lebiedzinski: So you guys mentioned earlier that you have signed up, so far, 3,000 new fleet card holders. I was just wondering if you know or have the ability to know how many of these incremental new customers to Casey's?

Bill Walljasper: Yes. So just to clarify, we have over 300 accounts, which represent over roughly 3,000 cardholders. And so to answer your question, we don't have the exact information on that. However during the application process, we do ask for information as to whether or not they are our current customer of Casey's General Stores. So as you get further along with the rollout of this, we will roll up that detail and report on the other next earnings call. But, your point is well taken, we certainly to have some incremental -- most of it's going to be incremental. But we do expect some of the current customers transitioning over to this fleet card.

Anthony Lebiedzinski: Okay, so you are capturing that data? Also was just wondering, in October, if there was any notable impact on traffic because of the big Powerball and Mega Millions jackpots to your stores? I know one of your stores actually sold the lucky ticket. So just wanted to ask about that as well?

Bill Walljasper: No, you're correct. Yes, we did have some pretty large jackpots. We actually called that out in the 10-Q there. And to answer your question is, yes, any time you see a jackpot that gets to that level, we’re going to have more foot traffic coming into the store. Many times though, they they're just there for one reason, that’s to buy those tickets. And so definitely did have foot traffic in there. And so if you look at the other category, you probably noticed that, that was up Q2 over Q2. And that’s related to the increased commission sales on lottery tickets.

Anthony Lebiedzinski: And so as you guys continued to expand your store count. How you're able to find qualified store managers in the tight labor market that we are in right now?

Bill Walljasper: I’ve been here 29 years and spent some time in Human Resources and that's always been a challenge for us and no matter what the market conditions are is to find quality store managers, and then quality entry-level tech people at the stores. And it's always a challenge. We do have a much more robust training initiative to help that transition. We have a recruitment team now dedicated in that area as well. A lot of times, we look at inside our current stores that are close by, looking at the assistant manager pool as well, to try to do that. But we continue to move forward. And that will always be a focus for us.

Anthony Lebiedzinski: How should we think about share buybacks? You did not purchase any shares in this just reported quarter. Do you expect to be active in the back half of fiscal '19?

Bill Walljasper: So you're correct, we did not purchase any shares in Q2. In Q3, currently were not anticipating to have an additional share buyback, as we continue to roll out and gain traction. Several of the analysts noted that certainly free cash flow is moving upward. That's one of the areas of focus that we have. Also the 12-month rolling return on invested capital is rising as well. So these areas of focus and we like to continue that trajectory but we still have an authorization out there. And as a reminder, that was a two-year authorization.

Operator: Ben Brownlow, Raymond James.

Ben Brownlow: You previously mentioned the health care plan and reevaluating their plan as we approach calendar year '19. Any anticipated benefits there or change to the program?

Bill Walljasper: Yes, our health care plan rolls on a calendar year. We are just rolling up the enrollment for the next calendar period. So once we get that up, we will certainly report on that in the next call. We did make some significant changes to the dynamics of the plan that, that could have some upside potential for us as we move into the back half of this year, primarily more for next fiscal year.

Ben Brownlow: And just want to confirm one number. I think you said previously, the cut to labor hours was 4.4%. And excluding the 24-hour and delivery cuts, it was down 2.8%, is that correct?

Bill Walljasper: That's correct, yes.

Operator: And that content does conclude our question-and-answer session today.

I would like to turn the call back over to Mr. Terry Handley, CEO, for any closing remarks.

Terry Handley: Thank you. I would like to thank everyone for joining us this morning, and would like to close the call by reiterating our key initiatives, our design to position Casey's for accelerated revenue growth and improved profitability through our long term value creation plan. This will be done through a disciplined capital allocation strategy that focuses on prioritizing high return growth and profitable initiatives. We strongly believe the combination of these actions will continue our long term track record of driving shareholder value. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may now disconnect. Everyone, have a great day.